Exhibit 99.1

Synthetic Biologics Announces Positive Outcome of Data and Safety Monitoring Committee (DSMC) Review in Phase 1b/2a Clinical Trial of SYN-004 (ribaxamase) in Allogeneic Hematopoietic Cell Transplant Recipients

- The DSMC has reviewed the safety and pharmacokinetic data from Cohort 1 and recommended that the study may proceed to enroll patients into Cohort 2 -

Rockville, MD, September 27, 2022 – Synthetic Biologics, Inc. (NYSE American: SYN), a diversified clinical-stage company developing therapeutics designed to treat diseases in areas of high unmet need, today announced a positive outcome from the Data and Safety Monitoring Committee (DSMC) review of results from the first Cohort of its Phase 1b/2a randomized, double-blinded, placebo-controlled clinical trial of SYN-004 (ribaxamase) in allogeneic hematopoietic cell transplant (HCT) recipients for the prevention of acute graft-versus-host-disease (aGVHD).

Cohort 1 enrolled 19 patients who received at least 1 dose of study drug (SYN-004 or Placebo randomized 2:1). Sixteen patients received at least one dose of intravenous (IV) meropenem and 12 of these patients completed sufficient doses of IV meropenem to be evaluable towards the study endpoints. The study is on-going and remains blinded; however, key findings from blinded data for Cohort 1 are included below:

•	Adverse events (AEs) and serious adverse events (SAEs) observed in Cohort 1 were typical of those observed in allo-HCT patients and no AEs or SAEs were determined to be related to study drug treatment by the investigators.
o	A total of 13 SAEs were reported among 10 patients, with the most common SAE being infections and infestations including sepsis.
o	One patient died 14 days after the last dose of study drug (within the 30-day reporting period) due to sepsis that was not related to study drug.
•	Consistent with previous studies of SYN-004 in healthy volunteers, SYN-004 was not observed in blood samples from the majority of the evaluable patients.
o	A total of 3 plasma samples (~2% of all analyzed samples) had low but quantifiable levels of SYN-004 using a sensitive ECL assay.
o	None of the 3 ECL positive plasma samples were found to contain active SYN-004 using a functional enzyme activity assay.
•	Meropenem pharmacokinetics were as expected for this patient population.

Based on a review of the safety and pharmacokinetic data, the DSMC has recommended that the study may proceed to enroll Cohort 2 in which study drug (SYN-004 or Placebo) will be administered in combination with the IV beta-lactam antibiotic piperacillin/tazobactam.

Steven A. Shallcross, Chief Executive Officer of Synthetic Biologics, commented, “These encouraging data support the clinical advancement of SYN-004 and build on the growing data that underscore its therapeutic potential. We remain on track to initiate the second cohort in Q4 2022, which is designed to evaluate the combination of SYN-004 with piperacillin/tazobactam. We are very grateful for the tremendous support from Dr. Dubberke and his team at Washington University as we take critical steps with the goal of improving standard treatment for these highly susceptible patients by overcoming existing limitations of broad-spectrum IV beta-lactam antibiotics.”

About the Phase 1b/2a Clinical Trial

The ongoing randomized, double-blinded, placebo-controlled Phase 1b/2a clinical trial is being conducted at Washington University School of Medicine in St. Louis. The trial is designed to evaluate the safety, tolerability, and potential absorption of oral SYN-004 (150 mg q.i.d. for a maximum of 28 days) into the systemic circulation of allogeneic HCT recipients who receive an IV antibiotic to treat fever. To mitigate risk, Cohort 1 of the study administered meropenem as the study-assigned antibiotic. Meropenem is a carbapenem antibiotic that is not metabolized by SYN-004. Patients in Cohorts 2 and 3 will be administered piperacillin/tazobactam and cefepime respectively, each of which can be metabolized by SYN-004. The trial is also designed to evaluate potential protective effects of SYN-004 on the gut microbiome as well as generate preliminary information on potential therapeutic benefits and patient outcomes of SYN-004 in allogeneic HCT recipients. The trial is expected to enroll up to 36 participants with three sequential cohorts, each evaluating a different study-assigned IV beta-lactam antibiotic. Safety and pharmacokinetic data for each cohort will be reviewed by an independent Data and Safety Monitoring Committee that will make a recommendation on whether to proceed to the next IV beta-lactam antibiotic. More information on the study is available here (NCT04692181).

About SYN-004 (ribaxamase)

SYN-004 (ribaxamase) is an oral prophylactic therapy designed to degrade certain IV beta-lactam antibiotics within the GI tract and maintain the natural balance of the gut microbiome for the prevention of Clostridioides difficile infection (CDI), overgrowth of pathogenic organisms, the emergence of antimicrobial resistance (AMR) and acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients. Allogeneic HCT recipients routinely receive long courses of IV beta-lactam antibiotics to treat infection following conditioning therapy. Antibiotic-mediated damage of the gut microbiome in allogeneic HCT recipients may lead to adverse outcomes including CDI, VRE colonization and potentially fatal bacteremia and aGVHD. A previously completed placebo-controlled Phase 2b clinical trial of 412 patients demonstrated SYN-004 protected the gut microbiome from antibiotic-mediated dysbiosis. Patients who received SYN-004 also demonstrated significantly better maintenance and recovery of the gut microbiome as well as lower incidences of new colonization by opportunistic and potentially pathogenic microorganisms such as VRE.

About Synthetic Biologics, Inc.

Synthetic Biologics, Inc. (NYSE American: SYN) is a diversified clinical-stage company developing therapeutics designed to treat diseases in areas of high unmet need. The Company advanced into oncology through the acquisition of VCN Biosciences, S.L. (VCN), who have developed a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. The Company's lead candidates are: (1) VCN-01, an oncolytic adenovirus designed to replicate selectively and aggressively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment; (2) SYN-004 (ribaxamase) which is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent (a) microbiome damage, (b) Clostridioides difficile infection (CDI), (c) overgrowth of pathogenic organisms, (d) the emergence of antimicrobial resistance (AMR), and (e) acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients, and (3) SYN-020, a recombinant oral formulation of the enzyme intestinal alkaline phosphatase (IAP) produced under cGMP conditions and intended to treat both local GI and systemic diseases. For more information, please visit Synthetic Biologics' website at www.syntheticbiologics.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, and include statements regarding the encouraging data supporting the clinical advancement of SYN-004 and building on the growing data that underscore its therapeutic potential, remaining on track to initiate the second cohort in Q4 2022, which is designed to evaluate the combination of SYN-004 with piperacillin/tazobactam, SYN-004 improving standard treatment for the highly susceptible patients by overcoming existing limitations of broad-spectrum IV beta-lactam antibiotics, the potential protective effects of SYN-004 on the gut microbiome and generating preliminary information on potential therapeutic benefits and patient outcomes of SYN-004 in allogeneic HCT recipients and the trial enrolling up to 36 participants with three sequential cohorts, each evaluating a different study-assigned IV beta-lactam antibiotic. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the ability of SYN-004 to improve standard treatment for the highly susceptible patients by overcoming existing limitations of broad-spectrum IV beta-lactam antibiotics, the ability to enroll the anticipated number of patients in the Phase 1b/2a clinical trial, Synthetic Biologics' ability to reach clinical milestones when anticipated, Synthetic Biologics' ability to successfully combine and operate the business of Synthetic Biologics and VCN, Synthetic Biologics' and VCN's product candidates demonstrating safety and effectiveness, as well as results that are consistent with prior results; the ability to complete clinical trials on time and achieve the desired results and benefits, continuing clinical trial enrollment as expected; the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to Synthetic Biologics' and VCN's ability to promote or commercialize their product candidates for the specific indications, acceptance of product candidates in the marketplace and the successful development, marketing or sale of Synthetic Biologics' and VCN's products, developments by competitors that render such products obsolete or non-competitive, Synthetic Biologics' and VCN's ability to maintain license agreements, the continued maintenance and growth of Synthetic Biologics' and VCN's patent estate, the ability to continue to remain well financed, and other factors described in Synthetic Biologics' Annual Report on Form 10-K for the year ended December 31, 2021 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and Synthetic Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Investor Relations:

Chris Calabrese

LifeSci Advisors, LLC

ccalabrese@lifesciadvisors.com

917-680-5608